As filed with the Securities and Exchange Commission on December 23, 2024

Registration No. 333-240282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-240282

BROOKFIELD RENEWABLE CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Vesey Street, 15th Floor New York, New York	10281-1023
(Address of Principal Executive Offices)	(Zip Code)

TerraForm Power, Inc. 2018 Amended and Restated Long-Term Incentive Plan

(Full title of the plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

With copies to:

Karrin Powys-Lybbe, Esq.

Mile T. Kurta, Esq.

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036, USA

(212) 880-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Brookfield Renewable Corporation, a British Columbia corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-240282), filed with the SEC on August 3, 2020, registering 121,506 class A exchangeable subordinate voting shares (“Class A Shares”) of the Company under the TerraForm Power, Inc. 2018 Amended and Restated Long-Term Incentive Plan.

Pursuant to an arrangement agreement, dated as of October 9, 2024, between the Company and 1505127 B.C. Ltd. (“New BEPC”), the Company and New BEPC expect to complete an arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”) on December 24, 2024, pursuant to which, among other things, New BEPC will become the successor issuer to the Company, and the Company is expected to delist and cease to be a reporting issuer.

Pursuant to the Arrangement, the Company will terminate all offerings of the Class A Shares pursuant to the Registration Statement. Accordingly, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all Class A Shares that are registered but unsold under the Registration Statement, if any. Effective upon filing of this Post-Effective Amendment, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Class A Shares, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on December 23, 2024.

BROOKFIELD RENEWABLE CORPORATION

By:	/s/ Jennifer Mazin
Jennifer Mazin
General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the Registrant’s duly authorized representative in the United States has signed this Post-Effective Amendment to the Registration Statement on this 23rd day of December, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative